                                                                    EXHIBIT 23.1

The Board of Directors
APACHE Medical Systems, Inc.


The audits referred to in our report dated March 22, 1996, except as to Note 12 which is as of June 18, 1996, included the related consolidated financial statement schedule for each of the years in the three year period ended December 31, 1995, included in the registration statement. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this consolidated financial statement schedule based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


We consent to the use of our reports included herein and to the references to our Firm under the headings "Selected Consolidated Financial Data" and "Experts" in the prospectus.

                                          KPMG Peat Marwick LLP


McLean, Virginia
June 21, 1996